EXHIBIT 11

COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE

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
                                                                              THREE MONTHS ENDED       NINE MONTHS ENDED
                                                                                SEPTEMBER 30             SEPTEMBER 30
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                                   1995        1994        1995         1994
PRIMARY:
 Average shares outstanding                                                  131,401,366 135,124,344 133,014,010  133,626,207
 Net effect of the assumed purchase of stock under the stock option and stock purchase plans--based on the treasury stock
  method using average market price                                            2,247,576   2,820,264   1,993,509    2,403,603
                                                                             133,648,942 137,944,608 135,007,519  136,029,810
 Income from continuing operations                                                $145.7      $119.5      $417.4       $346.9
 Preferred dividends                                                                (1.8)       (2.2)       (5.6)       (10.3)
 Income from continuing operations applicable to common equity                    $143.9      $117.3      $411.8       $336.6
 Income from continuing operations per common share                                $1.08        $.85       $3.05        $2.47
 Loss from discontinued operations                                                    --       $(7.0)         --        $(6.6)
 Loss from discontinued operations per common share                                   --       $(.05)         --        $(.04)
 Net income                                                                       $145.7      $112.5      $417.4       $340.3
 Preferred dividends                                                                (1.8)       (2.2)       (5.6)       (10.3)
 Net income applicable to common equity                                           $143.9      $110.3      $411.8       $330.0
 Net income per common share                                                       $1.08        $.80       $3.05        $2.43

FULLY DILUTED: *
 Average shares outstanding                                                  131,401,366 135,124,344 133,014,010  133,626,207
 Net effect of the assumed purchase of stock under the stock option and stock purchase plans--based on the treasury stock method using average market price or period-end market price,
  whichever is higher                                                          2,605,311   2,842,639   2,747,842    2,948,206
 Assumed conversion of Series 1991A Preferred Stock                            3,616,512   3,655,684   3,616,512    3,655,684
                                                                             137,623,189 141,622,667 139,378,364  140,230,097
 Income from continuing operations                                                $145.7      $119.5      $417.4       $346.9
 Preferred dividends, excluding 1991A Preferred Stock                                 --         (.3)         --         (4.6)
 Income from continuing operations applicable to common equity                    $145.7      $119.2      $417.4       $342.3
 Income from continuing operations per common share                                $1.06        $.84       $2.99        $2.44
 Loss from discontinued operations                                                    --       $(7.0)         --        $(6.6)
 Loss from discontinued operations per common share                                   --       $(.05)         --        $(.05)
 Net income                                                                       $145.7      $112.5      $417.4       $340.3
 Preferred dividends, excluding 1991A Preferred Stock                                 --         (.3)         --         (4.6)
 Net income applicable to common equity                                           $145.7      $112.2      $417.4       $335.7
 Net income per common share                                                       $1.06        $.79       $2.99        $2.39

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* This calculation is submitted in accordance with Regulation S-K item
  601(b)(11) although not required by footnote 2 to paragraph 17 of APB Opinion No. 15 because it results in dilution of less than 3%.